January 15, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Post Effective Amendment No. 1 to Registration Statement of Anglesea Enterprises Inc., Inc. of our audit report, dated December 12, 2013 relating to the accompanying balance sheets as of September 30, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and from inception (February 8, 2011) to September 30, 2013, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Post Effective Amendment to Registration Statement and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

January 15, 2014